SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2002

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Video City, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-14033	95-3897052
(Commission File Number)	(I.R.S. Employer Identification No.)
4800 Easton Drive, Suite 108, Bakersfield, CA	93309
(Address of Principal Executive Offices)	(Zip Code)

(661) 634-9171
Registrant’s Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 2.     Acquisition or Disposition of Assets.

          On November 6, 2002, Video City, Inc. (the “Company”) completed the disposition of 19 of its 40 retail video stores (the “19 Stores”) to M.G. Midwest, Inc., a Delaware corporation (“Movie Gallery”). The 19 Stores represented all stores owned by the Company outside of California and included certain assets and liabilities related to the 19 Stores. The disposition was effected pursuant to an Asset Purchase Agreement between the Company and Movie Gallery, dated October 24, 2002, a copy of which is included as Exhibit 2.1 to this report and incorporated herein by reference. The 19 Stores represented approximately 48% of the Company’s total assets and generated approximately 46% of the Company’s total revenues.

          The aggregate cash purchase price for the 19 Stores was $2,080,500, which was determined as a result of arms-length negotiations between the Company and Movie Gallery. Of the $2,080,500 purchase price, Movie Gallery paid the Company $2,030,500 at the closing of the transaction on November 6, 2002. The remaining $50,000 is payable by September 10, 2003, and is contingent upon the level of gross revenues attained by one of the 19 Stores, located in Nampa, Idaho.

          At the time of the disposition there were no material relationships between Movie Gallery or any of its shareholders or affiliates, on the one hand, and the Company, any of the Company’s affiliates, any director or officer of the Company or any associate of any such director or officer, on the other hand.

          The foregoing description of the terms of the Asset Purchase Agreement does not purport to be complete statements of the parties’ rights and obligations thereunder, and is qualified in its entirety by reference to the Asset Purchase Agreement.

Item 5.     Other Events and Regulation FD Disclosure

          A press release announcing the closing of the disposition of the 19 Stores is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 7.     Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
N/A
(b)	Pro forma financial information.

It is impracticable for the Company to file pro forma financial information required by Article 11 of Regulation S-X at this time. Such financial information will be filed by amendment to this current report on Form 8-K as soon as practicable.

(c)	The following exhibits are filed as part of this current report of Form 8-K:

Exhibit No.	Description
2.1	Asset Purchase Agreement dated as of October 24, 2002, between Video City, Inc. and M.G. Midwest, Inc.
99.1	Press release issued November 14, 2002.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIDEO CITY, INC. (Registrant)
	By:	/s/ Timothy L. Ford

Date: November 21, 2002		Name: Timothy Ford Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement dated as of October 24, 2002, between Video City, Inc. and M.G. Midwest, Inc.
99.1	Press release issued November 14, 2002.